Exhibit 21

DISCOVER FINANCIAL SERVICES

SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation or Formation
Bank of New Castle	Delaware
Diners Club International Ltd.	New York
Discover Bank	Delaware
Discover Card Limited	Gibraltar
Discover Community Development Corporation	Delaware
Discover Financial Services (Canada), Inc.	Canada
Discover Financial Services (Cayman) Limited	Cayman Islands
Discover Financial Services (Hong Kong) Limited	Hong Kong
Discover Financial Services (UK) Limited	England/Wales
Discover Financial Services Insurance Agency, Inc.	Delaware
Discover Information Technology (Shanghai) Limited	Shanghai
Discover Products Inc.	Utah
Discover Properties LLC	Delaware
Discover Receivables Financing Corporation	Delaware
Discover Services Corporation	Delaware
Discover SL Funding LLC	Delaware
DFS International Inc.	Delaware
DFS Services LLC	Delaware
DRFC Funding LLC	Delaware
Goldfish Bank Limited	England/Wales
GTC Insurance Agency, Inc.	Delaware
PULSE Network LLC	Delaware
SCFC Receivables Corp.	Delaware